Exhibit 99.1

FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement is entered into by and between American Reprographics Company, a Delaware corporation (“ARC”) as the employer, and Rahul K. Roy, an individual residing in the State of California (“Executive”), as the employee, on April 17, 2008.

This First Amendment is entered into with reference to the following facts:

ARC and Executive entered into an Executive Employment Agreement dated January 7, 2005 (“Agreement”), under which Executive is employed as Chief Technology Officer of ARC.

The initial term of the Agreement expired as of February 9, 2008, and the Agreement was automatically extended on a year-to-year basis thereafter pursuant to Section 2 of the Agreement. The parties now wish to enter into this First Amendment to amend the Agreement.

Now therefore, the parties agree as follows:

1. All capitalized terms in this First Amendment not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

2. Section 1(b) (“Position and Duties”) is amended to replace “report to ARC’s Chief Operating Officer (‘COO’)” with “report to ARC’s Chief Executive Officer (‘CEO’),” and to delete “COO” from subparagraph (xi).

2. Section 2 of the Agreement (“Term”) is amended to replace “the third (3rd) anniversary of the Effective Date” with “March 31, 2011.”

3. Section 3(a) of the Agreement (“Base Salary”) is amended to replace “$400,000” with “$450,000,” and to replace “annual review by the COO” with “annual review by the CEO.”

4. Section 3(b) of the Agreement (“Incentive Bonus”) is amended to delete the first sentence in its entirety and to add the following:

During the term of this Agreement, Executive shall be eligible to receive an annual Incentive Bonus (“Incentive Bonus”) in an amount equal to eighty percent (80%) of Executive’s Base Salary per year upon successful completion of all performance objectives and technology deliverables established by ARC’s CEO, in consultation with Executive (“Technology Development Plan”). The Technology Development Plan shall be revised and updated at least quarterly by ARC’s CEO, in order to reflect ARC’s then-current technology priorities.

Section 3(b) of the Agreement is further amended to add the following:

The Incentive Bonus payable to Executive, if any, for each fiscal year during the term of this Agreement, commencing with the fiscal year ending December 31, 2008, shall be increased or decreased, as the case may be, by the percentage by which ARC’s annual earnings per share, on a fully diluted basis and as reported pursuant to the Securities Exchange Act of 1934, as amended (“EPS”), is greater than the highest EPS first publicly forecasted by ARC for the applicable fiscal year, or less than the lowest EPS first publicly forecasted by ARC for the applicable fiscal year. For example, if ARC’s first public EPS forecast is a range of $1.52 to $1.60, and EPS for that year is $1.76, the Incentive Bonus payable to Executive, if any, shall be increased by ten percent (10%), and if EPS for that year is $1.36, the Incentive Bonus Payable to Executive, if any, shall be decreased by ten percent (10%).

5. Section 8 (“Reimbursement of Business Related Expenses”), Section 9 (“Obligations and Restrictive Covenants”), Section 10 (“Confidentiality; Inventions”), and Section 11 (“Termination”) are amended to replace each reference to “ARC’s COO” with “ARC’s CEO.”

6. In all other respects the Agreement remains in full force and effect without modification.

IN WITNESS WHEREOF, the undersigned have executed this First Amendment to Employment Agreement as of the date first hereinabove set forth.

AMERICAN REPROGRAPHICS COMPANY,
a Delaware corporation

By: /s/ Kumarakulasingam Suriyakumar
Name: Kumarakulasingam Suriyakumar
Title: Chief Executive Officer and President

EXECUTIVE

/s/ Rahul K. Roy
Rahul K. Roy

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